As filed with the Securities and Exchange Commission on November 2, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

International Flavors & Fragrances Inc.

(Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization) 521 West 57th Street, New York, New York (Address of principal executive offices)	13-1432060 (IRS Employer Identification No.) 10019 (Zip Code)

Registrant’s telephone number, including area code (212) 765-5500

International Flavors & Fragrances Inc. 2000 Stock Option Plan for Non-Employee Directors
Non-Employee Director Annual Stock Grant Plan

Dennis M. Meany, Esq.
Senior Vice President, General Counsel and Secretary
International Flavors & Fragrances Inc.
521 West 57th Street
New York, New York 10019
Telephone: (212) 765-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title Of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount Of
To Be Registered (1)	Registered (2)(3)	Share (4)	Price (4)	Registration Fee(2)

Common Stock, $0.12 1/2 par value under the 2000 Stock Option Plan for Non-Employee Directors	444,000 Shares	$38.27	$16,991,880	N/A

Common Stock, $0.12 1/2 par value under the Non-Employee Director Annual Stock Grant Plan	59,750 Shares	$38.27	$2,286,633	N/A

Total:	503,750 Shares	Aggregate Registration Fee:		N/A

(1)	Includes associated Common Stock Purchase Rights.

(2)	Pursuant to Rule 457(p), the registration fee otherwise due in respect of this Registration Statement has been offset in its entirety by the registration fee previously paid by International Flavors & Fragrances Inc. in connection with its Registration Statement on Form S-3 (Registration No. 333-46932) initially filed by IFF on September 29, 2000, under which an aggregate of 503,750 shares of its common stock remain unsold under the plans.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers any additional shares of common stock which may be issuable pursuant to the antidilution provisions of the plan.

(4)	Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, the proposed maximum offering price is estimated, solely for the purpose of determining the registration fee, on the basis of the average high and low prices of IFF’s common stock on November 1, 2004, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) have been or will be sent or given to participants in the plan listed on the cover of this Registration Statement (the “Plan”) as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by International Flavors & Fragrances Inc. with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated by reference, as of their respective dates, in this Registration Statement:

(i)	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(ii)	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004, respectively;

(iii)	Current Reports on Form 8-K dated and filed September 8, 2004 (Items 5.02, 5.03 and 9.01) and portions of Form 8-K dated and filed October 22, 2004 (Item 2.05); and

(iv)	The description of IFF’s Common Stock contained in IFF’s Registration Statement on Form 8-A dated March 22, 2000, as amended by Amendment No. 1 to IFF’s Registration Statement on Form 8-A dated October 2, 2000.

     Information in Current Reports on Form 8-K furnished to the Commission, including under Item 9 or 12 of Form 8-K (prior to August 23, 2004) or Item 2.02 or 7.01 of Form 8-K (on or subsequent to August 23, 2004), prior, on or subsequent to the date hereof is not being and will not be incorporated herein by reference.

     All documents hereafter filed by IFF pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Jodie Simon Friedman, Esq., Vice President (U.S.), Deputy General Counsel and Assistant Secretary of IFF, beneficially owns 421.5 shares of IFF common stock, holds options to purchase 56,000 additional shares of IFF common stock and has 7,033 restricted stock units as of the date of this Registration Statement. Ms. Friedman is not eligible to participate in the 2000 Stock Option Plan for Non-Employee Directors or the Non-Employee Director Annual Stock Grant Plan. Ms. Friedman has passed upon the validity of the shares of IFF common stock offered under this Registration Statement.

Item 6. Indemnification of Directors and Officers.

     On July 24, 1986, New York substantially revised the provisions of the New York Business Corporation Law (“BCL”) to permit New York corporations to extend broader protection to their directors and officers by way of indemnity and advancement of expenses than that previously afforded by New York law. On October 31, 1986, the Board amended IFF’s By-laws to extend such indemnification and advancement of expenses to its directors and officers. Article II, Section 14 of IFF’s By-laws, as amended (the “By-laws”), provides among other things that IFF shall indemnify a person against judgments, fines, amounts paid in settlement and reasonable expenses arising out of an action or proceeding, to which such person shall have been made a party by reason of the fact he or she is or was a director or officer of the corporation, unless a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the action so adjudicated, or that he or she personally gained in fact a personal profit or other advantage to which he or she was not entitled. The By-laws also require IFF to advance litigation expenses of such director or officer upon receipt of an undertaking to repay such advances if the director or officer is ultimately determined not to be entitled to indemnification.

     In July 1987, New York added Section 402(b) to the BCL which permits New York corporations, with shareholder approval, to amend their certificates of incorporation in order to eliminate or limit the personal liability of directors to a corporation and its shareholders for damages arising from breaches of the directors’ duty. On May 13, 1988, IFF amended its Certificate of Incorporation by adding a new Article Eleventh which had been approved by the shareholders on May 12, 1988. Article Eleventh provides that no director of IFF shall be personally liable to IFF or its shareholders for damages for any breach of duty as a director. Article Eleventh does not permit elimination or limitation of the liability of any director if a judgment or other final adjudication adverse to him or her establishes that (i) his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally derived a financial profit or other advantage to which he or she was not legally entitled, or (ii) that his or her action involved (a) an improper declaration of any dividend or other distribution, (b) an improper redemption by IFF of its own shares, (c) the distribution of assets to shareholders after dissolution, without paying or adequately providing for, with certain exceptions, known liabilities of IFF or (d) the making of an improper loan to a director. Article Eleventh also does not authorize any limitation on the ability of IFF or its shareholders to obtain injunctive relief, specific performance or other equitable remedies, and would not apply to acts or omissions which occurred prior to the filing of the amendment to IFF’s Certificate of Incorporation containing the limitation on directors’ liability.

     On December 9, 1975, the Board adopted a resolution pursuant to which IFF is obligated to indemnify, to the extent permitted by law, any director, officer or employee of IFF against any liability arising out of claims under the Employee Retirement Income Security Act of 1974.

     IFF also maintains Directors and Officers Liability Insurance on behalf of its officers and directors.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Shareholder Protection Rights Agreement, dated as of March 21, 2000, between IFF and The Bank of New York, as Rights Agent (the “Rights Agreement”) (incorporated by reference to Exhibit 4 to IFF’s Report on Form 8-K dated March 22, 2000).

4.1a	First Amendment, dated as of September 26, 2000, to the Rights Agreement (incorporated by reference to Exhibit 4 to IFF’s Report on Form 8-K dated September 26, 2000).

4.1b	Letter Agreement between IFF and Wachovia Bank, National Association (“Wachovia”) dated as of October 31, 2002 appointing Wachovia as Successor Rights Agent pursuant to the Rights Agreement (incorporated by reference to Exhibit 4(a) to IFF’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

4.2	Specimen certificate of IFF’s Common Stock (incorporated by reference to Exhibit 4(b) to IFF’s Registration Statement on Form S-3 filed on September 29, 2000 (Reg. No. 333-46932)).

4.3	Provisions of the Restated Certificate of Incorporation of IFF that define the rights of securityholders of IFF (incorporated by reference to Exhibit 10(g) to IFF’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

4.4	Provisions of the By-laws of IFF that define the rights of securityholders of IFF (incorporated by reference to Exhibit 3(ii) to IFF’s Annual Report on Form 10-K for the year ended December 31, 2003).

5	Opinion of Jodie Simon Friedman.

15	Not applicable.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jodie Simon Friedman (included in Exhibit 5).

24	Powers of Attorney.

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on this 2nd day of November, 2004.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Dennis M. Meany
Dennis M. Meany
Senior Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Richard A. Goldstein	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 2, 2004

* Douglas J. Wetmore	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 2, 2004

* Margaret Hayes Adame	Director	November 2, 2004

* Gunter Blobel	Director	November 2, 2004

* J. Michael Cook	Director	November 2, 2004

* Peter A. Georgescu	Director	November 2, 2004

* Alexandra A. Herzan	Director	November 2, 2004

* Henry W. Howell, Jr.	Director	November 2, 2004

* Arthur C. Martinez	Director	November 2, 2004

* Burton M. Tansky	Director	November 2, 2004

*By:	/s/ Jodie Simon Friedman
Attorney-In-Fact

LIST OF EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Shareholder Protection Rights Agreement, dated as of March 21, 2000, between IFF and The Bank of New York, as Rights Agent (the “Rights Agreement”) (incorporated by reference to Exhibit 4 to IFF’s Report on Form 8-K dated March 22, 2000).

4.1a	First Amendment, dated as of September 26, 2000, to the Rights Agreement (incorporated by reference to Exhibit 4 to IFF’s Report on Form 8-K dated September 26, 2000).

4.1b	Letter Agreement between IFF and Wachovia Bank, National Association (“Wachovia”) dated as of October 31, 2002 appointing Wachovia as Successor Rights Agent pursuant to the Rights Agreement (incorporated by reference to Exhibit 4(a) to IFF’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

4.2	Specimen certificate of IFF’s Common Stock (incorporated by reference to Exhibit 4(b) to IFF’s Registration Statement on Form S-3 filed on September 29, 2000 (Reg. No. 333-46932)).

4.3	Provisions of the Restated Certificate of Incorporation of IFF that define the rights of securityholders of IFF (incorporated by reference to Exhibit 10(g) to IFF’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

4.4	Provisions of the By-laws of IFF that define the rights of securityholders of IFF (incorporated by reference to Exhibit 3(ii) to IFF’s Annual Report on Form 10-K for the year ended December 31, 2003).

5	Opinion of Jodie Simon Friedman.

15	Not applicable.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jodie Simon Friedman (included in Exhibit 5).

24	Powers of Attorney.